Exhibit 99.1

CVR Energy Reports Third Quarter 2022 Results,
Announces a Cash Dividend of 40 cents and a Special Dividend of $1.00

SUGAR LAND, Texas (October 31, 2022) – CVR Energy, Inc. (“CVR Energy” or the “Company”) (NYSE: CVI) today announced net income of $93 million, or 92 cents per diluted share, on net sales of $2.7 billion for the third quarter of 2022, compared to net income of $84 million, or 83 cents per diluted share, on net sales of $1.9 billion for the third quarter of 2021. Adjusted earnings for the third quarter of 2022 was $1.90 per diluted share compared to an adjusted loss of 24 cents per diluted share in the third quarter of 2021, primarily driven by improved crack spreads. Third quarter 2022 EBITDA was $181 million, compared to third quarter 2021 EBITDA of $243 million. On an adjusted basis, Adjusted EBITDA for the third quarter of 2022 was $313 million, up from $99 million in the third quarter of 2021.

“CVR Energy’s industry leading distillate yield drove our strong results for the quarter and enabled us to continue our commitment of returning value to our stockholders, many of whom have remained loyal to CVR Energy during more difficult times in our industry. In addition to our regular third quarter 2022 dividend of 40 cents, our Board of Directors was pleased to approve a special dividend of $1.00 per share, bringing our year to date declared dividends to $4.80 per share,” said Dave Lamp, CVR Energy’s Chief Executive Officer.

“Our results would have been even higher, but were negatively affected by crude oil backwardation and high Renewable Identification Number costs due to EPA’s continued mismanagement of the Renewable Fuel Standard program,” Lamp continued. “However, we continue to progress our renewable initiatives, and the corporate transformation to segregate our renewables business we previously disclosed remains on track to close in the first quarter of 2023.”

Petroleum

The Petroleum Segment reported third quarter 2022 operating income of $137 million on net sales of $2.5 billion, compared to operating income of $135 million on net sales of $1.7 billion in the third quarter of 2021.

Refining margin per total throughput barrel was $16.56 in the third quarter of 2022, compared to $15.03 during the same period in 2021. The increase in refining margin of $15 million was primarily due to an increase in product crack spreads. The Group 3 2-1-1 crack spread increased by $23.79 per barrel relative to the third quarter of 2021, driven by tight inventory levels and supply concerns due to the ongoing Russia-Ukraine conflict.

The Petroleum Segment recognized costs to comply with the Renewable Fuel Standard (“RFS”) of $98 million, or $5.28 per throughput barrel, which excludes the RINs revaluation expense impact of $38 million, or $2.06 per total throughput barrel, for the third quarter of 2022. This is compared to RFS compliance costs of $100 million, or $5.14 per throughput barrel, which excludes the RINs revaluation benefit impact of $115 million, or $5.94 per total throughput barrel, for the third quarter of 2021. The decrease in RFS compliance costs in 2022 was primarily related to a lower renewable volume obligation (“RVO”) for the third quarter of 2022 compared to the 2021 period. The increase in RINs revaluation in 2022 was a result of increased RIN prices for the current period and increased commercial activity.

The Petroleum Segment also recognized a third quarter 2022 derivative net gain of $13 million, or 71 cents per total throughput barrel, compared to a derivative net loss of $12 million, or 62 cents per total throughput barrel, for the third quarter of 2021. Included in this derivative net gain for the third quarter of 2022 was a $25 million unrealized gain due to Group 3 diesel crack swaps, compared to a $22 million unrealized gain for the third quarter of 2021. Offsetting these impacts, crude oil prices decreased during the quarter, which led to an unfavorable inventory valuation impact of $107 million, or $5.78 per total throughput barrel, compared to a favorable inventory valuation impact of $8 million, or 41 cents per total throughput barrel, during the third quarter of 2021. Further, for the third quarter of 2022, throughput volumes declined by 9,286 barrels per day (“bpd”) due to minor plant outages during the period.

Third quarter 2022 combined total throughput was approximately 202,000 bpd, compared to approximately 211,000 bpd of combined total throughput for the third quarter of 2021. This decrease was due to minor plant outages during the period.

Nitrogen Fertilizer

The Nitrogen Fertilizer Segment reported an operating loss of $12 million on net sales of $156 million for the third quarter of 2022, compared to operating income of $46 million on net sales of $145 million for the third quarter of 2021.

Third quarter 2022 average realized gate prices for urea ammonia nitrate (“UAN”) showed an improvement over the prior year, up 42 percent to $433 per ton, and ammonia was up 65 percent over the prior year to $837 per ton. Average realized gate prices for UAN and ammonia were $305 and $507 per ton, respectively, for the third quarter of 2021.

CVR Partners, LP’s (“CVR Partners”) fertilizer facilities produced a combined 114,000 tons of ammonia during the third quarter of 2022, of which 36,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 184,000 tons of UAN. During the third quarter 2021, the fertilizer facilities produced 205,000 tons of ammonia, of which 65,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 314,000 tons of UAN. These decreases were due to the planned turnarounds at both fertilizer facilities during the third quarter of 2022.

Corporate and Other

The Company reported an income tax expense of $7 million, or 8.3 percent of income before income taxes, for the three months ended September 30, 2022, as compared to an income tax expense of $47 million, or 30.8 percent of income before income taxes, for the three months ended September 30, 2021. The fluctuations in both income tax expense and effective income tax rate were due primarily to changes in pretax earnings and earnings attributable to noncontrolling interest.

The renewable diesel unit at the Wynnewood refinery continued to increase production, with total vegetable oil throughputs for the third quarter of 2022 of approximately 17.7 million gallons, up from 12.0 million gallons in the second quarter of 2022.

Cash, Debt and Dividend

Consolidated cash and cash equivalents were $618 million at September 30, 2022, an increase of $108 million from December 31, 2021. Consolidated total debt and finance lease obligations were $1.6 billion at September 30, 2022, including $547 million held by the Nitrogen Fertilizer Segment.

CVR Energy announced a third quarter 2022 cash dividend of 40 cents per share. In addition, the Company announced a special dividend of $1.00 per share. The quarterly and special dividends, as declared by CVR Energy’s Board of Directors, will be paid on November 21, 2022, to stockholders of record as of November 14, 2022.

Today, CVR Partners announced that the Board of Directors of its general partner declared a third quarter 2022 cash distribution of $1.77 per common unit, which will be paid on November 21, 2022, to common unitholders of record as of November 14, 2022.

Third Quarter 2022 Earnings Conference Call

CVR Energy previously announced that it will host its third quarter 2022 Earnings Conference Call on Tuesday, November 1, at 1 p.m. Eastern. The Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.

The third quarter 2022 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8291. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/bbxgdpdi. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13733765.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: distillate crack spreads; distillate yield, including our performance against the industry; return of value to stockholders including our commitment thereto; RIN costs; crude oil backwardation; nitrogen-based fertilizer production; regular and special dividends and distributions, including the timing, payment and amount (if any) thereof; operating income; net sales; refining margin; product crack spreads; inventory and supply, including the impact of the Russia-Ukraine conflict thereon; cost to comply with the Renewable Fuel Standard, RIN prices and RVO; levels of commercial activity; derivative activities and gains or losses associated therewith; crude oil pricing, including the inventory valuation impact thereof; impacts of the conversion of the Wynnewood hydrocracker to renewable diesel service on throughput volume; renewables initiatives; conversion of hydrocrackers at Wynnewood and Coffeyville and/or feed pre-treaters, including the completion, operation, capacities, timing, costs, optionality and benefits thereof; our ability to progress or complete our renewables initiatives including the corporate transformation to segregate our renewables business and the cost, scope and timing thereof; decarbonization initiatives; turnaround and plant outages, including the timing and impacts thereof on results; throughput volumes and impacts thereon; refined product demand; UAN, ammonia and fertilizer demand, pricing and sales volumes; ammonia production and upgrades to other fertilizer products; utilization rates; crop and industry conditions; tax rates and expense; production rates of our renewable diesel unit; vegetable oil throughputs; cash levels, use of cash and reserves; debt and finance lease obligations; total throughput, direct operating expenses, capital expenditures, depreciation and amortization and turnaround expense; EBITDA; continued safe and reliable operations; 45Q credits (if any) including the amount, timing and receipt thereof; natural gas and global energy costs; exports; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including the health and economic effects of the COVID-19 pandemic and any variant thereof, the rate of any economic improvement, demand for fossil fuels, price volatility of crude oil, other feedstocks and refined products (among others); the ability of the Company to pay cash dividends and CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing, or compliance with new, laws and regulations and potential liabilities arising therefrom; impacts of planting season on CVR Partners; general economic and business conditions, including increasing interest rates and inflation or a potential recession; political disturbances, geopolitical instability and tensions, and associated changes in global trade policies and economic sanctions, including, but not limited to, in connection with the Russia-Ukraine conflict; and other risks.

About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy, Inc. is a diversified holding company primarily engaged in the renewable fuels, petroleum refining and marketing business as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own 37 percent of the common units of CVR Partners.

Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.

For further information, please contact:

Investor Relations
Richard Roberts
CVR Energy, Inc.
(281) 207-3205
InvestorRelations@CVREnergy.com

Media Relations
Brandee Stephens
CVR Energy, Inc.
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures

Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.

The following are non-GAAP measures we present for the period ended September 30, 2022:

EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.

Petroleum EBITDA and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.

Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.

Refining Margin, adjusted for Inventory Valuation Impacts - Refining Margin adjusted to exclude the impact of current period market price and volume fluctuations on crude oil and refined product inventories purchased in prior periods and lower of cost or net realizable value adjustments, if applicable. We record our commodity inventories on the first-in-first-out basis. As a result, significant current period fluctuations in market prices and the volumes we hold in inventory can have favorable or unfavorable impacts on our refining margins as compared to similar metrics used by other publicly-traded companies in the refining industry.

Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts, per Throughput Barrel - Refining Margin and Refining Margin adjusted for Inventory Valuation Impacts divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.

Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.

Adjusted EBITDA, Adjusted Petroleum EBITDA and Adjusted Nitrogen Fertilizer EBITDA - EBITDA, Petroleum EBITDA and Nitrogen Fertilizer EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Adjusted Earnings (Loss) per Share - Earnings (loss) per share adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.

Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

Net Debt and Finance Lease Obligations - Net debt and finance lease obligations is total debt and finance lease obligations reduced for cash and cash equivalents.

Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer - Total debt and net debt and finance lease obligations is calculated as the consolidated debt and net debt and finance lease obligations less the Nitrogen Fertilizer Segment’s debt and net debt and finance lease obligations as of the most recent period ended divided by EBITDA exclusive of the Nitrogen Fertilizer Segment for the most recent twelve-month period.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly-traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.

Factors Affecting Comparability of Our Financial Results

Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

Petroleum Segment

Coffeyville Refinery - During the three and nine months ended September 30, 2022, we capitalized $4 million and $5 million, respectively, related to the pre-planning phase of a major planned turnaround that is currently expected to commence in the spring of 2023.

Wynnewood Refinery - The Petroleum Segment’s Wynnewood Refinery’s major planned turnaround began in late February 2022 and was completed in early April 2022. The pre-planning phase began during the first quarter of 2021. We did not capitalize turnaround expenditures for the three months ended September 30, 2022 and capitalized turnaround expenditures of $68 million for nine months ended September 30, 2022. During the three and nine months ended September 30, 2021, we capitalized $1 million and $2 million, respectively, related to the pre-planning activities.

Nitrogen Fertilizer Segment

Major Scheduled Turnaround Activities

Coffeyville Fertilizer Facility - A planned turnaround at the Coffeyville Fertilizer Facility commenced in July 2022 and was completed in mid-August 2022. For the three and nine months ended September 30, 2022, we incurred turnaround expense of $12 million for both periods related to this turnaround. For the three and nine months ended September 30, 2021, we incurred turnaround expense of less than $1 million for both periods related to planning for the Coffeyville Fertilizer Facility’s 2022 turnaround.

East Dubuque Fertilizer Facility - A planned turnaround at the East Dubuque Fertilizer Facility commenced in August 2022 and was completed in mid-September 2022. For the three and nine months ended September 30, 2022, we incurred turnaround expense of approximately $20 million and $21 million, respectively, related to this turnaround. For the three and nine months ended September 30, 2021, we incurred turnaround expense of less than $1 million for both periods related to planning for the East Dubuque Fertilizer Facility’s 2022 turnaround.

CVR Energy, Inc.
(all information in this release is unaudited)

Consolidated Statement of Operations Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2022	2021	2022	2021
Net sales	$2,699	$1,883	$8,216	$5,129
Operating costs and expenses:
Cost of materials and other	2,267	1,473	6,619	4,381
Direct operating expenses (exclusive of depreciation and amortization)	218	137	545	409
Depreciation and amortization	74	65	210	199
Cost of sales	2,559	1,675	7,374	4,989
Selling, general and administrative expenses (exclusive of depreciation and amortization)	35	30	110	85
Depreciation and amortization	1	2	5	6
Loss on asset disposal	1	1	1	3
Operating income	103	175	726	46
Other (expense) income:
Interest expense, net	(19)	(23)	(67)	(92)
Investment (loss) income on marketable securities	—	(1)	—	82
Other income (expense), net	3	2	(81)	12
Income before income tax expense	87	153	578	48
Income tax expense (benefit)	7	47	106	(1)
Net income	80	106	472	49
Less: Net (loss) income attributable to noncontrolling interest	(13)	22	121	10
Net income attributable to CVR Energy stockholders	$93	$84	$351	$39

Basic and diluted earnings per share	$0.92	$0.83	$3.49	$0.38
Dividends declared per share	$3.00	$—	$3.40	$4.89

Adjusted earnings (loss) per share	$1.90	$(0.24)	$4.37	$(0.75)
EBITDA*	$181	$243	$860	$345
Adjusted EBITDA *	$313	$99	$979	$192

Weighted-average common shares outstanding - basic and diluted	100.5	100.5	100.5	100.5

*See “Non-GAAP Reconciliations” section below.

Selected Balance Sheet Data

(in millions)	September 30, 2022	December 31, 2021
Cash and cash equivalents	$618	$510
Working capital	127	213
Total assets	4,206	3,906
Total debt and finance lease obligations, including current portion	1,593	1,660
Total liabilities	3,435	3,136
Total CVR stockholders’ equity	560	553

Selected Cash Flow Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net cash (used in) provided by:
Operating activities	$156	$139	$868	$382
Investing activities	(61)	(63)	(217)	(204)
Financing activities	(370)	(29)	(543)	(279)
Net (decrease) increase in cash and cash equivalents and restricted cash	$(275)	$47	$108	$(101)

Free cash flow*	$93	$76	$649	$191

* See “Non-GAAP Reconciliations” section below.

Selected Segment Data

	Three Months Ended September 30, 2022			Nine Months Ended September 30, 2022
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$2,474	$156	$2,699	$7,497	$623	$8,216
Operating income	137	(12)	103	564	218	726
Net income	152	(20)	80	584	191	472
EBITDA*	186	10	181	700	281	860

Capital expenditures (1)
Maintenance capital expenditures	$22	$25	$52	$59	$38	$103
Growth capital expenditures	1	—	16	2	1	56
Total capital expenditures	$23	$25	$68	$61	$39	$159

	Three Months Ended September 30, 2021			Nine Months Ended September 30, 2021
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Net sales	$1,742	$145	$1,883	$4,793	$344	$5,129
Operating income	135	46	175	(1)	63	46
Net income	146	35	106	23	17	49
EBITDA*	188	64	243	159	120	345

Capital expenditures (1)
Maintenance capital expenditures	$12	$3	$15	$30	$8	$39
Growth capital expenditures	—	4	23	1	6	150
Total capital expenditures	$12	$7	$38	$31	$14	$189

* See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures and business combinations.

Selected Balance Sheet Data

	September 30, 2022			December 31, 2021
(in millions)	Petroleum	Nitrogen Fertilizer	Consolidated	Petroleum	Nitrogen Fertilizer	Consolidated
Cash and cash equivalents (1)	$426	$119	$618	$305	$113	$510
Total assets	4,247	1,083	4,206	3,368	1,127	3,906
Total debt and finance lease obligations, including current portion (2)	50	547	1,593	54	611	1,660

(1)Corporate cash and cash equivalents consisted of $73 million and $92 million at September 30, 2022 and December 31, 2021, respectively.
(2)Corporate total debt and finance lease obligations, including current portion consisted of $996 million and $995 million at September 30, 2022 and December 31, 2021, respectively.

Petroleum Segment

Key Operating Metrics per Total Throughput Barrel

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Refining margin *	$16.56	$15.03	$19.82	$8.51
Refining margin adjusted for inventory valuation impacts *	22.34	14.62	18.66	6.55
Direct operating expenses *	5.53	4.52	5.74	4.83

*See “Non-GAAP Reconciliations” section below.

Throughput Data by Refinery

	Three Months Ended September 30,		Nine Months Ended September 30,
(in bpd)	2022	2021	2022	2021
Coffeyville
Regional crude	60,762	28,492	55,675	28,281
WTI	30,261	63,779	37,465	62,388
WTL	312	1,547	544	522
WTS	1,222	—	412	—
Midland WTI	—	1,633	858	550
Condensate	10,674	5,532	10,871	8,659
Heavy Canadian	7,372	4,851	6,869	2,869
DJ Basin	13,526	17,274	14,092	15,845
Other feedstocks and blendstocks	8,846	10,656	9,811	9,796
Wynnewood
Regional crude	45,840	62,091	45,553	59,321
WTL	4,915	2,809	2,323	4,586
Midland WTI	—	4,312	539	1,453
WTS	—	—	191	—
Condensate	15,313	4,736	12,121	7,260
Other feedstocks and blendstocks	2,614	3,231	2,774	3,115
Total throughput	201,657	210,943	200,098	204,645

Production Data by Refinery

	Three Months Ended September 30,		Nine Months Ended September 30,
(in bpd)	2022	2021	2022	2021
Coffeyville
Gasoline	67,048	70,729	71,005	68,310
Distillate	56,848	53,946	56,768	52,231
Other liquid products	4,832	4,971	5,183	4,947
Solids	4,741	4,355	4,482	4,138
Wynnewood
Gasoline	36,423	39,647	33,040	39,319
Distillate	24,605	32,410	23,154	31,026
Other liquid products	6,264	2,524	5,436	2,826
Solids	8	16	12	19
Total production	200,769	208,598	199,080	202,816

Light product yield (as % of crude throughput) (1)	97.2%	99.8%	98.1%	99.6%
Liquid volume yield (as % of total throughput) (2)	97.2%	96.8%	97.2%	97.1%
Distillate yield (as % of crude throughput) (3)	42.8%	43.8%	42.6%	43.4%

(1)Total Gasoline and Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian, and DJ Basin throughput.
(2)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(3)Total Distillate divided by total Regional crude, WTI, WTL, Midland WTI, WTS, Condensate, Heavy Canadian, and DJ Basin throughput.

Key Market Indicators

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
West Texas Intermediate (WTI) NYMEX	$91.43	$70.52	$98.35	$65.04
Crude Oil Differentials to WTI:
Brent	6.27	2.71	4.14	2.92
WCS (heavy sour)	(20.50)	(12.86)	(16.25)	(12.52)
Condensate	0.03	(0.54)	(0.16)	(0.50)
Midland Cushing	1.98	0.22	1.52	0.44
NYMEX Crack Spreads:
Gasoline	30.07	22.74	33.31	20.64
Heating Oil	57.56	19.05	51.00	17.45
NYMEX 2-1-1 Crack Spread	43.82	20.89	42.16	19.05
PADD II Group 3 Product Basis:
Gasoline	(2.75)	(1.83)	(6.49)	(1.93)
Ultra-Low Sulfur Diesel	3.01	0.34	(1.06)	0.98
PADD II Group 3 Product Crack Spread:
Gasoline	27.32	20.90	26.82	18.72
Ultra-Low Sulfur Diesel	60.57	19.39	49.95	18.43
PADD II Group 3 2-1-1	43.94	20.15	38.38	18.58

Nitrogen Fertilizer Segment:

Ammonia Utilization Rates (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
(percent of capacity utilization)	2022	2021	2022	2021
Consolidated	52%	94%	76%	93%

(1)Reflects our ammonia utilization rates on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of the Partnership’s facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and nine months ended September 30, 2022 and 2021 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Consolidated sales (thousand tons):
Ammonia	27	52	118	164
UAN	275	322	884	931

Consolidated product pricing at gate (dollars per ton):(1)
Ammonia	$837	$507	$1,062	$416
UAN	433	305	496	240

Consolidated production volume (thousand tons):
Ammonia (gross produced) (2)	114	205	494	610
Ammonia (net available for sale) (2)	36	65	137	205
UAN	184	314	832	920

Feedstock:
Petroleum coke used in production (thousand tons)	74	129	298	390
Petroleum coke (dollars per ton)	$51.54	$50.35	$52.68	$43.23
Natural gas used in production (thousands of MMBtu) (3)	1,120	2,043	4,817	6,079
Natural gas used in production (dollars per MMBtu) (3)	$7.19	$4.29	$6.65	$3.48
Natural gas in cost of materials and other (thousands of MMBtus) (3)	1,330	1,786	4,566	5,436
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$7.84	$3.78	$6.40	$3.27

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.

Key Market Indicators

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Ammonia — Southern Plains (dollars per ton)	$934	$623	$1,149	$543
Ammonia — Corn belt (dollars per ton)	1,048	659	1,275	594
UAN — Corn belt (dollars per ton)	496	352	581	317

Natural gas NYMEX (dollars per MMBtu)	$7.95	$4.32	$6.70	$3.35

Q4 2022 Outlook

The table below summarizes our outlook for certain operational statistics and financial information for the fourth quarter of 2022. See “Forward-Looking Statements” above.

	Q4 2022
	Low	High
Petroleum
Total throughput (bpd)	200,000	220,000
Direct operating expenses (in millions) (1)	$100	$110

Renewables (2)
Total throughput (in millions of gallons)	14	17
Direct operating expenses (in millions) (1)	$5	$7

Nitrogen Fertilizer
Ammonia utilization rates
Consolidated	93%	98%
Coffeyville Fertilizer Facility	92%	97%
East Dubuque Fertilizer Facility	95%	100%
Direct operating expenses (in millions) (1)	$60	$70

Capital Expenditures (in millions) (3)
Petroleum	$30	$35
Renewables (2)	20	25
Nitrogen Fertilizer	5	10
Other	2	5
Total capital expenditures	$57	$75

(1)Direct operating expenses are shown exclusive of depreciation and amortization and, for the Nitrogen Fertilizer segment, turnaround expenses and inventory valuation impacts.
(2)Renewables reflects spending on the Wynnewood renewable diesel unit project. Upon completion and meeting of certain criteria under accounting rules, Renewables is expected to be a new reportable segment. As of September 30, 2022, Renewables does not the meet the definition of a reportable segment as defined under Accounting Standards Codification 280.
(3)Capital expenditures is disclosed on an accrual basis.

Non-GAAP Reconciliations:

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net income	$80	$106	$472	$49
Interest expense, net	19	23	67	92
Income tax expense (benefit)	7	47	106	(1)
Depreciation and amortization	75	67	215	205
EBITDA	$181	$243	$860	$345
Adjustments:
Revaluation of RFS liability	38	(115)	108	54
Loss (gain) on marketable securities	—	1	—	(82)
Unrealized gain on derivatives, net	(20)	(22)	(5)	(16)
Inventory valuation impacts, unfavorable (favorable)	114	(8)	(63)	(109)
Call Option Lawsuits settlement	—	—	79	—
Adjusted EBITDA	$313	$99	$979	$192

Reconciliation of Basic and Diluted Earnings per Share to Adjusted Earnings (Loss) per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Basic and diluted earnings per share	$0.92	$0.83	$3.49	$0.38
Adjustments: (1)
Revaluation of RFS liability	0.28	(0.85)	0.80	0.40
Loss (gain) on marketable securities	—	0.01	—	(0.60)
Unrealized gain on derivatives, net	(0.15)	(0.17)	(0.04)	(0.12)
Inventory valuation impacts, unfavorable (favorable)	0.85	(0.06)	(0.46)	(0.81)
Call Option Lawsuits settlement	—	—	0.58	—
Adjusted earnings (loss) per share	$1.90	$(0.24)	$4.37	$(0.75)

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.

Reconciliation of Net Cash Provided By Operating Activities to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net cash provided by operating activities	$156	$139	$868	$382
Less:
Capital expenditures	(57)	(62)	(145)	(188)
Capitalized turnaround expenditures	(6)	(1)	(74)	(3)
Free cash flow	$93	$76	$649	$191

Reconciliation of Petroleum Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Petroleum net income	$152	$146	$584	$23
Interest income, net	(13)	(8)	(24)	(16)
Depreciation and amortization	47	50	140	152
Petroleum EBITDA	186	188	700	159
Adjustments:
Revaluation of RFS liability	38	(115)	108	54
Unrealized gain on derivatives, net	(25)	(22)	(8)	(16)
Inventory valuation impacts, unfavorable (favorable) (1)	107	(8)	(63)	(109)
Petroleum Adjusted EBITDA	$306	$43	$737	$88

Reconciliation of Petroleum Segment Gross Profit to Refining Margin and Refining Margin Adjusted for Inventory Valuation Impacts

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net sales	$2,474	$1,742	$7,497	$4,793
Less:
Cost of materials and other	(2,167)	(1,450)	(6,414)	(4,318)
Direct operating expenses (exclusive of depreciation and amortization)	(103)	(88)	(314)	(270)
Depreciation and amortization	(47)	(50)	(140)	(152)
Gross profit	157	154	629	53
Add:
Direct operating expenses (exclusive of depreciation and amortization)	103	88	314	270
Depreciation and amortization	47	50	140	152
Refining margin	307	292	1,083	475
Inventory valuation impacts, unfavorable (favorable) (1)	107	(8)	(63)	(109)
Refining margin adjusted for inventory valuation impacts	$414	$284	$1,020	$366

(1)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period. In order to derive the inventory valuation impact per total throughput barrel, we utilize the total dollar figures for the inventory valuation impact and divide by the number of total throughput barrels for the period.

Reconciliation of Petroleum Segment Total Throughput Barrels

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total throughput barrels per day	201,657	210,943	200,098	204,645
Days in the period	92	92	273	273
Total throughput barrels	18,552,434	19,406,776	54,626,789	55,868,087

Reconciliation of Petroleum Segment Refining Margin per Total Throughput Barrel

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except for per throughput barrel data)	2022	2021	2022	2021
Refining margin	$307	$292	$1,083	$475
Divided by: total throughput barrels	19	19	55	56
Refining margin per total throughput barrel	$16.56	$15.03	$19.82	$8.51

Reconciliation of Petroleum Segment Refining Margin Adjusted for Inventory Valuation Impacts per Total Throughput Barrel

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except for throughput barrel data)	2022	2021	2022	2021
Refining margin adjusted for inventory valuation impacts	$414	$284	$1,020	$366
Divided by: total throughput barrels	19	19	55	56
Refining margin adjusted for inventory valuation impacts per total throughput barrel	$22.34	$14.62	$18.66	$6.55

Reconciliation of Petroleum Segment Direct Operating Expenses per Total Throughput Barrel

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except for throughput barrel data)	2022	2021	2022	2021
Direct operating expenses (exclusive of depreciation and amortization)	$103	$88	$314	$270
Divided by: total throughput barrels	19	19	55	56
Direct operating expenses per total throughput barrel	$5.53	$4.52	$5.74	$4.83

Reconciliation of Nitrogen Fertilizer Segment Net (Loss) Income to EBITDA and Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Nitrogen fertilizer (loss) income	$(20)	$35	$191	$17
Interest expense, net	8	11	26	51
Depreciation and amortization	22	18	64	52
Nitrogen Fertilizer EBITDA and Adjusted EBITDA	10	64	$281	$120

Reconciliation of Total Debt and Net Debt and Finance Lease Obligations to EBITDA Exclusive of Nitrogen Fertilizer

(in millions)	Twelve Months Ended September 30, 2022
Total debt and finance lease obligations (1)	$1,593
Less:
Nitrogen Fertilizer debt and finance lease obligations (1)	$547
Total debt and finance lease obligations exclusive of Nitrogen Fertilizer	1,046

EBITDA exclusive of Nitrogen Fertilizer	$603

Total debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer	1.73

Consolidated cash and cash equivalents	$618
Less:
Nitrogen Fertilizer cash and cash equivalents	119
Cash and cash equivalents exclusive of Nitrogen Fertilizer	499

Net debt and finance lease obligations exclusive of Nitrogen Fertilizer (2)	$547

Net debt and finance lease obligations to EBITDA exclusive of Nitrogen Fertilizer (2)	0.91

(1)Amounts are shown inclusive of the current portion of long-term debt and finance lease obligations.
(2)Net debt represents total debt and finance lease obligations exclusive of cash and cash equivalents.

	Three Months Ended				Twelve Months Ended September 30, 2022
(in millions)	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022
Consolidated
Net income	$25	$153	$239	$80	$497
Interest expense, net	24	24	23	19	90
Income tax (benefit) expense	(7)	34	66	7	100
Depreciation and amortization	74	67	73	75	289
EBITDA	$116	$278	$401	$181	$976

Nitrogen Fertilizer
Net income (loss)	$61	$94	$118	$(20)	$253
Interest expense, net	11	10	8	8	37
Depreciation and amortization	21	19	21	22	83
EBITDA	$93	$123	$147	$10	$373

EBITDA exclusive of Nitrogen Fertilizer	$23	$155	$254	$171	$603